Farmer Mac Reports Second Quarter 2018 Results
Outstanding Business Volume of $19.5 Billion
WASHINGTON, August 9, 2018 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended June 30, 2018, which included $145.4 million in net new business volume growth that brought total outstanding business volume to $19.5 billion as of June 30, 2018. Farmer Mac's net income attributable to common stockholders for second quarter 2018 was $26.3 million ($2.45 per diluted common share), compared to $22.5 million ($2.10 per diluted common share) in first quarter 2018 and $17.5 million ($1.62 per diluted common share) in second quarter 2017. Farmer Mac's second quarter 2018 core earnings, a non-GAAP measure, were $19.4 million ($1.80 per diluted common share), compared to $21.8 million ($2.03 per diluted common share) in first quarter 2018 and $16.0 million ($1.48 per diluted common share) in second quarter 2017.
"Our second quarter and first half 2018 results demonstrate the strong underlying fundamentals driving Farmer Mac's business, highlighted by double-digit earnings growth and continued favorable credit quality," said Chairman of the Board and Acting President and Chief Executive Officer Lowell Junkins. "Our dedicated team members are the driving force behind our strong performance throughout a challenging time in the agricultural economy and Farmer Mac's transition period as we search for our new CEO. The business opportunities in front of Farmer Mac are robust, and we remain deeply committed to serving the financing needs of rural America."
Earnings
Farmer Mac experienced a payoff transaction in second quarter 2018 related to a legacy security held within its investment portfolio, which is not related to any of Farmer Mac's four lines of business. Specifically, the remaining $2.0 million in premium of an interest-only security held in that portfolio was fully amortized (the "Interest-Only Amortization") because the issuer called the security upon full prepayment of the underlying mortgage loan that collateralized the security. This redemption reduced net interest income and net effective spread by $2.0 million and net income attributable to common stockholders and core earnings by $1.6 million after tax for second quarter 2018. However, Farmer Mac received a net after-tax economic benefit of $3.2 million as a result of the transactions related to this interest-only security that occurred over a five-year period. Farmer Mac does not currently hold any other interest-only securities in its investment portfolio.
Farmer Mac's net income attributable to common stockholders for second quarter 2018 was $26.3 million ($2.45 per diluted common share), compared to $22.5 million ($2.10 per diluted common share) in first quarter 2018 and $17.5 million ($1.62 per diluted common share) in second quarter 2017.
The $3.8 million sequential increase in net income attributable to common stockholders was driven by: (1) an increase in gains in fair value of financial derivatives and hedged assets of $5.0 million after tax; and (2) a $0.6 million after-tax increase in net interest income, which includes the $1.6 million after-tax negative impact of the Interest-Only Amortization. The increase was offset in part by (1) a $0.8 million after-tax increase in the provision for loan losses; and (2) a $0.7 million after-tax increase in general and administrative ("G&A") expenses. The increase in G&A expenses was primarily due to a $0.3 million after-tax increase in hiring or hiring-related expenses, including expenses related to the search process for Farmer Mac's next President and Chief Executive Officer, and a $0.2 million after-tax increase in servicing advances. Servicing advances are potentially recoverable expenses paid by Farmer Mac on behalf of borrowers for items such as legal fees, appraisal fees, insurance, and taxes to protect Farmer Mac's interest in the collateral underlying a mortgage loan.
The $8.8 million year-over-year increase in net income attributable to common stockholders was driven by: (1) an increase of $3.3 million after tax in net interest income, which includes a $1.6 million after-tax negative impact of the Interest-Only Amortization; and (2) a $2.5 million after-tax increase in gains in fair value of financial derivatives and hedged assets. Also contributing to the year-over-year increase was the impact of the lower federal corporate income tax rate, which resulted in a $5.2 million decrease in income tax expense. These increases were offset in part by: (1) a $1.2 million after-tax increase in non-interest expense in second quarter 2018, primarily attributable to higher compensation and employee benefits expenses and higher G&A expenses; and (2) a decrease in net realized gains of $0.6 million after tax on the sale of real estate owned properties.
Farmer Mac's non-GAAP core earnings for second quarter 2018 were $19.4 million ($1.80 per diluted common share), compared to $21.8 million ($2.03 per diluted common share) in first quarter 2018 and $16.0 million ($1.48 per diluted common share) in second quarter 2017.
The $2.4 million sequential decrease in core earnings was primarily attributable to: (1) a $0.7 million after-tax decrease in net effective spread, which includes the $1.6 million after-tax negative impact of the Interest-Only Amortization; (2) a $0.9 million after-tax increase in operating expenses, primarily due to an increase in G&A expenses, including hiring and hiring-related expenses and servicing advances, and an increase in compensation and benefits expenses; and (3) a $0.7 million after-tax increase in credit-related expenses due to a provision for the total allowance for losses of $0.5 million after tax in second quarter 2018 compared to a release to the allowance for losses of $0.3 million after tax in first quarter 2018.

The $3.4 million year-over-year increase in core earnings was primarily attributable to: (1) a $0.7 million after-tax increase in net effective spread, which includes a $1.6 million after-tax negative impact of the Interest-Only Amortization; and (2) a $4.8 million decrease in income tax expense attributable to the lower federal corporate income tax rate. The year-over-year increase in core earnings was offset in part by a $1.2 million after-tax increase in operating expenses. The increase in operating expenses was primarily attributable to an increase in G&A expenses, including expenses related to: (1) continued technology and business infrastructure investments; (2) an increase in headcount and the search process for Farmer Mac's next President and Chief Executive Officer; (3) new leases for office space entered into during 2017; and (4) legal fees related to general corporate matters. Also contributing to the offset was a $0.6 million after-tax decrease in net realized gains on the sale of real estate owned properties.
See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During second quarter 2018, Farmer Mac added $1.3 billion of new business volume, compared to $1.9 billion in second quarter 2017. Specifically, Farmer Mac:

•	purchased $825.2 million of AgVantage securities;

•	purchased $224.1 million of newly originated Farm & Ranch loans;

•	added $126.1 million of Farm & Ranch loans under LTSPCs;

•	purchased $84.9 million of USDA Securities; and

•	issued $45.0 million of Farmer Mac Guaranteed USDA Securities.
After $1.2 billion of maturities and principal paydowns on existing business during second quarter 2018, Farmer Mac's outstanding business volume increased by $145.4 million from March 31, 2018 to $19.5 billion as of June 30, 2018. The increase in Farmer Mac's outstanding business volume was driven by net portfolio growth in Farm & Ranch loans of $104.6 million and AgVantage securities of $66.0 million.
The new business volume in Farmer Mac's Institutional Credit line of business during second quarter 2018 included purchases of AgVantage securities in the amounts of $500.0 million from MetLife and $175.0 million from Rabo Agrifinance, Inc. ("Rabo"). The proceeds of these purchases were used to refinance AgVantage securities of the same amounts issued by MetLife and Rabo, respectively, that matured in second quarter 2018 and in early July 2018. Farmer Mac also experienced net portfolio growth of $29.9 million in AgVantage securities from smaller institutional customers in second quarter 2018.
Spreads

Net interest income was $43.9 million for second quarter 2018, compared to $43.2 million for first quarter 2018 and $39.7 million for second quarter 2017. The overall net interest yield was 0.96 percent for second quarter 2018, compared to 0.98 percent for first quarter 2018 and 0.95 percent for second quarter 2017.
The $0.7 million sequential increase in net interest income was driven primarily by the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decisions since December 2017 to raise the target range for the federal funds rate. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge relationships. Another factor contributing to the increase was a decrease in net yield adjustments related to amortizations of premiums and discounts on assets consolidated at fair value.
The 2 basis point sequential decrease in net interest yield was primarily attributable to the Interest-Only Amortization, which had a 5 basis point negative impact during second quarter 2018. In December 2011, Farmer Mac purchased a pre-payable, structured adjustable rate mortgage-backed security (the "Original Bond") for $152.3 million. The Original Bond had a contractual coupon rate of three-month LIBOR plus 97 basis points. In 2012, due to actions of the central banks around the world, credit spreads decreased and market liquidity increased, resulting in a 67 basis point decline in market spreads of similar newly issued bonds. This decline in market spreads created an incentive for the borrower on the underlying mortgage loan that collateralized the Original Bond to prepay the loan. Because of the large unpaid principal balance on the Original Bond held by Farmer Mac, its open prepayment option, and a significant differential between its contractual coupon rate and the then-current market rate, Farmer Mac had to match fund the Original Bond with short-term debt to continue holding it, which became inefficient from a liquidity perspective. Therefore, Farmer Mac sold the Original Bond at its fair value to the issuer through a dealer for a $3.1 million after-tax gain and the issuer re-securitized the Original Bond into a par security and an interest-only security. The par security was sold to a third party investor and Farmer Mac purchased the interest-only security at a $4.2 million premium ($3.1 million after tax) in second quarter 2013. Farmer Mac earned $4.8 million pre-tax ($3.2 million after tax) of interest income over the five-year period that it held the interest-only security in its investment portfolio. As a result of this series of transactions, Farmer Mac eliminated the funding pressure that resulted from holding the Original Bond and received an overall net economic benefit of $3.2 million after tax.
The $4.2 million year-over-year increase in net interest income was driven by net growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and USDA Securities. Another factor contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to

LIBOR due to the Federal Reserve's decisions since December 2016 to raise the target range for the federal funds rate. As noted above, the effect on net interest income occurred because interest expense does not include the expense on financial derivatives not designated in hedge relationships. Also contributing to the increase were the fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships. Effective first quarter 2018, Farmer Mac adopted Accounting Standard Update ("ASU") 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." The new accounting guidance requires the changes in the fair value of both the financial derivative designated in a fair value hedge relationship and the corresponding hedged item to be recorded in the same line item in Farmer Mac's consolidated statements of operations. Thus, Farmer Mac recognizes changes in fair value of both the financial derivatives and corresponding hedged items within net interest income in its consolidated statements of operations. Prior to first quarter 2018, changes in the fair value of financial derivatives designated in a fair value hedge relationship were recognized in "Gains/(losses) on financial derivatives and hedging activities" in Farmer Mac's consolidated statements of operations. The increase was offset in part by the impact of the Interest-Only Amortization. The 1 basis point year-over-year increase in net interest yield was primarily driven by an increase in the aforementioned fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships included in net interest income in second quarter 2018. This increase was offset in part by the impact of the Interest-Only Amortization, which had a 5 basis point negative impact for the quarter.
Net effective spread, a non-GAAP measure, was $36.2 million for second quarter 2018, compared to $37.1 million in first quarter 2018 and $35.3 million in second quarter 2017. In percentage terms, net effective spread was 0.86 percent for second quarter 2018, compared to 0.91 percent in first quarter 2018 and 0.91 percent in second quarter 2017. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.
The $0.9 million sequential decrease in net effective spread in dollars was primarily attributable to the $2.0 million negative impact of the Interest-Only Amortization. The decrease was offset in part by: (1) growth in on-balance sheet AgVantage securities and Farm & Ranch loans, which increased net effective spread by $0.7 million; and (2) an increase in the amount of cash basis interest income recognized on non-accrual Farm & Ranch loans, which increased net effective spread by $0.5 million. The 5 basis point sequential decrease was primarily attributable to the Interest-Only Amortization.
The $0.9 million year-over-year increase in net effective spread in dollars was primarily attributable to the growth in outstanding business volume, which increased net effective spread by approximately

$2.7 million. The increase was offset by a $2.0 million negative impact of the Interest-Only Amortization. The 5 basis point year-over-year decrease in net effective spread in percentage terms was primarily attributable to the Interest-Only Amortization.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $43.1 million (0.61 percent of the Farm & Ranch portfolio), compared to $47.6 million (0.69 percent of the Farm & Ranch portfolio) as of March 31, 2018 and $41.9 million (0.65 percent of the Farm & Ranch portfolio) as of June 30, 2017. Those 90-day delinquencies were comprised of 54 delinquent loans as of June 30, 2018, compared with 65 delinquent loans as of March 31, 2018 and 42 delinquent loans as of June 30, 2017. The sequential decrease in 90-day delinquencies is consistent with the seasonal pattern of Farmer Mac's 90-day delinquencies fluctuating from quarter to quarter, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio, with higher levels generally observed at the end of the first and third quarters and lower levels generally observed at the end of the second and fourth quarters of each year as a result of the annual (January 1st) and semi-annual (January 1st and July 1st) payment terms of most Farm & Ranch loans. Farmer Mac believes that it remains adequately collateralized on its delinquent loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average 90-day delinquency rate as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 1 percent. The highest 90-day delinquency rate observed during that period occurred in 2009 at approximately 2 percent, which coincided with increased delinquencies in loans within Farmer Mac's then-held ethanol loan portfolio that Farmer Mac no longer holds.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.22 percent of total business volume as of June 30, 2018, compared to 0.25 percent as of December 31, 2017 and 0.23 percent as of June 30, 2017.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of June 30, 2018, Farmer Mac's substandard assets were $226.5 million (3.2 percent of the Farm & Ranch portfolio), compared to $221.3 million (3.2 percent of the Farm & Ranch portfolio) as of December 31, 2017. Those substandard assets were comprised of 333 loans as of June 30, 2018 and 307 loans as of December

31, 2017. As of June 30, 2018, substandard asset volume includes several large exposures and represents a relatively diverse set of commodities. Farmer Mac's substandard asset volume increased modestly in dollars as assets newly classified as substandard slightly exceeded assets that were paid off, paid down, or upgraded in risk rating. As of June 30, 2018, the loan volume migrating into the substandard asset category was primarily comprised of feedgrains, oilseeds, and other crops. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Liquidity and Capital
Farmer Mac's core capital totaled $692.8 million as of June 30, 2018, exceeding the statutory minimum capital requirement by $149.6 million, or 28 percent, compared to $657.1 million as of December 31, 2017, which was $136.8 million, or 26 percent, above the statutory minimum capital requirement. The increase in capital in excess of the minimum capital level was due primarily to an increase in retained earnings.
As of June 30, 2018, Farmer Mac had total equity of $766.2 million, compared to $708.1 million as of December 31, 2017. The increase in total equity was a result of an increase in retained earnings and accumulated other comprehensive income. The increase in accumulated other comprehensive income was due to increases in fair value on certain floating-rate AgVantage securities.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 172 days of liquidity during second quarter 2018 and had 180 days of liquidity as of June 30, 2018.
Use of Non-GAAP Measures
In the accompanying analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Since the beginning of first quarter 2017, Farmer Mac has excluded the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017. More information about the the effects of realized gains or losses resulting from the exchange of variation margin on cleared derivatives is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures" in Farmer Mac's Quarterly Report on Form 10-Q for the period ended June 30, 2018 filed today with the U.S. Securities and Exchange Commission ("SEC").
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Accordingly, the one-time, non-cash charge to income tax expense due to the re-measurement of the net deferred tax asset was excluded from core earnings and core earnings per share. Farmer Mac re-measured its net deferred tax asset at a lower U.S. corporate tax rate due to the enactment of new tax legislation on December 22, 2017. This charge is excluded from core earnings and core earnings per share because it is not a frequently occurring transaction, is a non-cash charge, and is not indicative of future operating results. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.
Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) beginning January 1, 2018, the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge relationship. Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Effective in first quarter 2018, Farmer Mac adopted ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." Prior to first quarter 2018, gains and losses on financial derivatives were included in "(Losses)/gains due to fair value changes" whether or not they were designated in hedge relationships. Beginning in first quarter 2018, gains and losses on financial derivatives in hedge relationships are included in either interest income or interest expense depending on the corresponding hedged financial asset or liability, respectively. Farmer Mac excludes from net effective spread those fair value changes of financial derivatives and the corresponding assets or liabilities designated in fair value hedge relationships because they are not expected to have an economic effect on Farmer Mac's financial performance if the financial derivatives and corresponding hedged items are held to maturity, as is expected.     Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread.
Net effective spread also includes the net effects of terminations or net settlements on financial derivatives and hedging activities. The inclusion of these items in net effective spread, along with the accrual of contractual amounts due for undesignated financial derivatives described above, is intended to reflect management's view of the complete net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge relationship. More information about the specific components that relate to the net effects of terminations or net settlements on financial derivatives and hedging activities is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Quarterly Report on Form 10‑Q for the period ended June 30, 2018 filed today with the SEC.
For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production, changes in U.S. trade policies, and/or fluctuations in export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's second quarter 2018 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, August 9, 2018 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for second quarter 2018 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended June 30, 2018 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2018	December 31, 2017
	(in thousands)
Assets:
Cash and cash equivalents	$430,812	$302,022
Investment securities:
Available-for-sale, at fair value	2,324,598	2,215,405
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	2,369,630	2,260,437
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,985,806	5,471,914
Held-to-maturity, at amortized cost	2,093,092	2,126,274
Total Farmer Mac Guaranteed Securities	8,078,898	7,598,188
USDA Securities:
Trading, at fair value	10,748	13,515
Held-to-maturity, at amortized cost	2,112,618	2,117,850
Total USDA Securities	2,123,366	2,131,365
Loans:
Loans held for investment, at amortized cost	3,916,127	3,873,755
Loans held for investment in consolidated trusts, at amortized cost	1,443,246	1,399,827
Allowance for loan losses	(6,789)	(6,796)
Total loans, net of allowance	5,352,584	5,266,786
Real estate owned, at lower of cost or fair value	56	139
Financial derivatives, at fair value	8,011	7,093
Interest receivable (includes $17,019 and $17,373, respectively, related to consolidated trusts)	156,194	155,278
Guarantee and commitment fees receivable	39,915	39,895
Deferred tax asset, net	—	2,048
Prepaid expenses and other assets	67,305	29,023
Total Assets	$18,626,771	$17,792,274

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,774,301	$8,089,826
Due after one year	8,416,896	7,432,790
Total notes payable	16,191,197	15,522,616
Debt securities of consolidated trusts held by third parties	1,449,888	1,404,945
Financial derivatives, at fair value	20,164	26,599
Accrued interest payable (includes $14,559 and $14,631, respectively, related to consolidated trusts)	88,506	75,402
Guarantee and commitment obligation	38,428	38,400
Accounts payable and accrued expenses	67,295	14,096
Deferred tax liability, net	2,832	—
Reserve for losses	2,249	2,070
Total Liabilities	17,860,559	17,084,128
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,136,194 shares and 9,087,670 shares outstanding, respectively	9,136	9,088
Additional paid-in capital	117,684	118,979
Accumulated other comprehensive income, net of tax	73,410	51,085
Retained earnings	359,692	322,704
Total Equity	766,212	708,146
Total Liabilities and Equity	18,626,771	17,792,274

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$12,095	$8,368	$23,558	$15,611
Farmer Mac Guaranteed Securities and USDA Securities	74,179	50,106	136,609	92,628
Loans	49,396	39,573	95,049	76,425
Total interest income	135,670	98,047	255,216	184,664
Total interest expense	91,737	58,316	168,054	107,862
Net interest income	43,933	39,731	87,162	76,802
(Provision for)/release of loan losses	(424)	(327)	7	(964)
Net interest income after (provision for)/release of loan losses	43,509	39,404	87,169	75,838
Non-interest income:
Guarantee and commitment fees	3,481	3,472	6,980	7,316
Gains/(losses) on financial derivatives and hedging activities	2,534	(617)	(1,316)	1,869
Gains/(losses) on trading securities	11	(2)	27	(84)
Gains on sale of real estate owned	34	757	34	752
Other income	320	134	894	687
Non-interest income	6,380	3,744	6,619	10,540
Non-interest expense:
Compensation and employee benefits	6,936	6,682	13,590	12,999
General and administrative	5,202	3,921	9,528	7,721
Regulatory fees	625	625	1,250	1,250
Real estate owned operating costs, net	—	23	16	23
Provision for/(release of) reserve for losses	158	139	179	(54)
Non-interest expense	12,921	11,390	24,563	21,939
Income before income taxes	36,968	31,758	69,225	64,439
Income tax expense	7,332	11,124	13,770	21,910
Net income	29,636	20,634	55,455	42,529
Less: Net loss attributable to non-controlling interest	—	150	—	165
Net income attributable to Farmer Mac	29,636	20,784	55,455	42,694
Preferred stock dividends	(3,296)	(3,296)	(6,591)	(6,591)
Net income attributable to common stockholders	$26,340	$17,488	$48,864	$36,103

Earnings per common share and dividends:
Basic earnings per common share	$2.47	$1.65	$4.59	$3.41
Diluted earnings per common share	$2.45	$1.62	$4.55	$3.35
Common stock dividends per common share	$0.58	$0.36	$1.16	$0.72

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$26,340	$22,524	$17,488
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	8,396	285	2,221
Unrealized gains/(losses) on trading securities	11	16	(2)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	196	(686)	(117)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	232	1,242	232
Income tax effect related to reconciling items	(1,855)	(180)	(816)
Sub-total	6,980	677	1,518
Core earnings	$19,360	$21,847	$15,970

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$36,162	$37,101	$35,334
Guarantee and commitment fees(3)	5,171	5,083	4,942
Other(4)	111	428	107
Total revenues	41,444	42,612	40,383

Credit related expense/(income)(GAAP):
Provision for/(release of) losses	582	(410)	466
REO operating expenses	—	16	23
Gains on sale of REO	(34)	—	(757)
Total credit related expense/(income)	548	(394)	(268)

Operating expenses (GAAP):
Compensation and employee benefits	6,936	6,654	6,682
General and administrative	5,202	4,326	3,921
Regulatory fees	625	625	625
Total operating expenses	12,763	11,605	11,228

Net earnings	28,133	31,401	29,423
Income tax expense(5)	5,477	6,259	10,307
Net loss attributable to non-controlling interest (GAAP)	—	—	(150)
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$19,360	$21,847	$15,970

Core earnings per share:
Basic	$1.82	$2.06	$1.51
Diluted	1.80	2.03	1.48

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Six Months Ended
	June 30, 2018	June 30, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$48,864	$36,103
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	8,681	7,026
Unrealized gains/(losses) on trading securities	27	(84)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(490)	(244)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	1,474	1,180
Income tax effect related to reconciling items	(2,035)	(2,757)
Sub-total	7,657	5,121
Core earnings	$41,207	$30,982

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$73,263	$67,860
Guarantee and commitment fees(3)	10,254	10,258
Other(4)	539	592
Total revenues	84,056	78,710

Credit related expense (GAAP):
Provision for losses	172	910
REO operating expenses	16	23
Gains on sale of REO	(34)	(752)
Total credit related expense	154	181

Operating expenses (GAAP):
Compensation and employee benefits	13,590	12,999
General and administrative	9,528	7,721
Regulatory fees	1,250	1,250
Total operating expenses	24,368	21,970

Net earnings	59,534	56,559
Income tax expense(5)	11,736	19,151
Net loss attributable to non-controlling interest (GAAP)	—	(165)
Preferred stock dividends (GAAP)	6,591	6,591
Core earnings	$41,207	$30,982

Core earnings per share:
Basic	$3.87	$2.93
Diluted	3.84	2.87

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.47	$2.12	$1.65	$4.59	$3.41
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	0.79	0.03	0.22	0.82	0.65
Unrealized gains/(losses) on trading securities	—	—	—	—	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.02	(0.06)	(0.01)	(0.05)	(0.02)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.02	0.12	0.02	0.14	0.12
Income tax effect related to reconciling items	(0.18)	(0.03)	(0.09)	(0.19)	(0.26)
Sub-total	0.65	0.06	0.14	0.72	0.48
Core Earnings - Basic EPS	$1.82	$2.06	$1.51	$3.87	$2.93

Shares used in per share calculation (GAAP and Core Earnings)	10,658	10,622	10,600	10,640	10,576

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.45	$2.10	$1.62	$4.55	$3.35
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	0.78	0.03	0.21	0.81	0.65
Unrealized gains/(losses) on trading securities	—	—	—	—	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.02	(0.06)	(0.01)	(0.05)	(0.02)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.02	0.12	0.02	0.14	0.12
Income tax effect related to reconciling items	(0.17)	(0.02)	(0.08)	(0.19)	(0.26)
Sub-total	0.65	0.07	0.14	0.71	0.48
Core Earnings - Diluted EPS	$1.80	$2.03	$1.48	$3.84	$2.87

Shares used in per share calculation (GAAP and Core Earnings)	10,742	10,741	10,783	10,742	10,783

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Six Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017		June 30, 2018		June 30, 2017
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$43,933	0.96%	$43,229	0.98%	$39,731	0.95%	$87,162	0.97%	$76,802	0.95%
Net effects of consolidated trusts	(1,690)	0.04%	(1,584)	0.04%	(1,470)	0.04%	(3,274)	0.04%	(2,942)	0.04%
Expense related to undesignated financial derivatives	(3,998)	(0.09)%	(2,302)	(0.06)%	(2,775)	(0.07)%	(6,299)	(0.08)%	(5,642)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	(188)	(0.01)%	694	0.02%	124	—%	506	0.01%	258	—%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(33)	—%	(98)	—%	(276)	(0.01)%	(131)	—%	(616)	(0.01)%
Fair value changes on fair value hedge relationships	(1,862)	(0.04)%	(2,838)	(0.07)%	—	—%	(4,701)	(0.06)%	—	—%
Net effective spread	$36,162	0.86%	$37,101	0.91%	$35,334	0.91%	$73,263	0.88%	$67,860	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended June 30, 2018:

Core Earnings by Business Segment
For the Three Months Ended June 30, 2018
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$15,889	$5,072	$3,313	$18,805	$854	$—		$43,933
Less: reconciling adjustments(1)(2)(3)	(2,542)	(674)	(390)	(3,585)	(580)	7,771		—
Net effective spread	13,347	4,398	2,923	15,220	274	7,771		—
Guarantee and commitment fees(2)	4,488	190	402	91	—	(1,690)		3,481
Other income/(expense)(3)	341	8	5	—	(209)	2,754		2,899
Non-interest income/(loss)	4,829	198	407	91	(209)	1,064		6,380

Provision for loan losses	(424)	—	—	—	—	—		(424)

Provision for reserve for losses	(158)	—	—	—	—	—		(158)
Other non-interest expense	(4,954)	(1,312)	(739)	(2,030)	(3,728)	—		(12,763)
Non-interest expense(4)	(5,112)	(1,312)	(739)	(2,030)	(3,728)	—		(12,921)
Core earnings before income taxes	12,640	3,284	2,591	13,281	(3,663)	8,835	(5)	36,968
Income tax (expense)/benefit	(2,654)	(690)	(544)	(2,789)	1,200	(1,855)		(7,332)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	9,986	2,594	2,047	10,492	(2,463)	6,980	(5)	29,636
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Segment core earnings/(losses)	$9,986	$2,594	$2,047	$10,492	$(5,759)	$6,980	(5)	$26,340

Total assets at carrying value	$4,428,172	$2,177,345	$995,068	$8,144,763	$2,881,423	$—		$18,626,771
Total on- and off-balance sheet program assets at principal balance	$7,045,397	$2,418,115	$1,669,440	$8,391,885	$—	$—		$19,524,837

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)	Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.

(5)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of June 30, 2018	As of December 31, 2017
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,935,712	$2,798,906
Loans held in trusts:
Beneficial interests owned by third party investors	1,443,246	1,399,827
USDA Guarantees:
USDA Securities	2,063,525	2,068,017
Farmer Mac Guaranteed USDA Securities	28,938	29,980
Rural Utilities:
Loans	991,819	1,076,291
Institutional Credit:
AgVantage securities	8,080,329	7,593,322
Total on-balance sheet	$15,543,569	$14,966,343
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,368,606	$2,335,342
Guaranteed Securities	297,833	333,511
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	325,652	254,217
Rural Utilities:
LTSPCs(1)	677,621	806,342
Institutional Credit:
AgVantage securities	11,556	11,556
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$3,981,268	$4,040,968
Total	$19,524,837	$19,007,311

(1)	Includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of both June 30, 2018 and December 31, 2017.

(2)
During the first half of 2018, $100.0 million of this facility was drawn and subsequently repaid. During 2017, $100.0 million of this facility was drawn and subsequently repaid. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread(1)
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2018(2)	$13,347	1.86%	$4,398	0.83%	$2,923	1.15%	$15,220	0.76%	$274	0.04%	$36,162	0.86%
March 31, 2018	12,540	1.80%	4,400	0.82%	2,950	1.12%	14,824	0.78%	2,387	0.36%	37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
September 30, 2017	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%
December 31, 2016	10,131	1.75%	5,152	1.04%	2,530	1.02%	11,636	0.78%	1,999	0.26%	31,448	0.88%
September 30, 2016	10,476	1.86%	4,994	1.03%	2,541	1.01%	11,431	0.75%	2,239	0.24%	31,681	0.85%
June 30, 2016	9,644	1.74%	4,392	0.92%	2,459	0.98%	11,412	0.77%	2,596	0.29%	30,503	0.83%

(1)
Net effective spread is a non-GAAP measure. Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised net effective spread methodology. See "Use of Non-GAAP Measures—Net Effective Spread" above for more information about net effective spread.

(2)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for three months ended June 30, 2018.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	June 2018	March 2018	December 2017	September 2017	June 2017	March 2017	December 2016	September 2016	June 2016
	(in thousands)
Revenues:
Net effective spread	$36,162	$37,101	$37,467	$35,976	$35,334	$32,526	$31,448	$31,681	$30,503
Guarantee and commitment fees	5,171	5,083	5,157	4,935	4,942	5,316	5,158	4,533	4,810
Other	111	428	69	274	107	485	545	713	466
Total revenues	41,444	42,612	42,693	41,185	40,383	38,327	37,151	36,927	35,779

Credit related expense/(income):
Provision for/(release of) losses	582	(410)	464	384	466	444	512	(31)	458
REO operating expenses	—	16	—	—	23	—	—	—	—
(Gains)/losses on sale of REO	(34)	—	(964)	(32)	(757)	5	—	(15)	—
Total credit related expense/(income)	548	(394)	(500)	352	(268)	449	512	(46)	458

Operating expenses:
Compensation and employee benefits	6,936	6,654	5,247	5,987	6,682	6,317	5,949	5,438	5,611
General and administrative	5,202	4,326	4,348	3,890	3,921	3,800	4,352	3,474	3,757
Regulatory fees	625	625	625	625	625	625	625	613	612
Total operating expenses	12,763	11,605	10,220	10,502	11,228	10,742	10,926	9,525	9,980

Net earnings	28,133	31,401	32,973	30,331	29,423	27,136	25,713	27,448	25,341
Income tax expense	5,477	6,259	11,796	10,268	10,307	8,844	9,189	9,577	8,979
Net (loss)/income attributable to non-controlling interest(1)	—	—	—	—	(150)	(15)	28	(18)	(16)
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296
Core earnings	$19,360	$21,847	$17,881	$16,768	$15,970	$15,012	$13,200	$14,594	$13,082

Reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	8,396	285	(264)	2,737	2,221	4,805	17,233	1,460	(2,076)
Unrealized gains/(losses) on trading assets	11	16	60	—	(2)	(82)	(474)	1,182	394
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	196	(686)	(129)	(954)	(117)	(127)	(40)	(157)	(371)
Net effects of terminations or net settlements on financial derivatives and hedging activities	232	1,242	632	862	232	948	2,150	238	398
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	(1,365)	—	—	—	—	—	—
Income tax effect related to reconciling items	(1,855)	(180)	(105)	(926)	(816)	(1,941)	(6,604)	(953)	579
Net income attributable to common stockholders	$26,340	$22,524	$16,710	$18,487	$17,488	$18,615	$25,465	$16,364	$12,006

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in Contour Valuation Services, LLC (also known as AgVisory) back to the limited liability company.